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                                                                     EXHIBIT 18

February 28, 1997

Tokheim Corporation
10501 Corporate Drive
Fort Wayne, Indiana 46845

Gentlemen:

  We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to item 601 of Regulation S-K.

  We have read management's justification for the change in accounting from the last-in, first-out (LIFO) method of valuing inventories to the first-in, first-out (FIFO) method contained in the Company's Form 10-K for the year ended November 30, 1996. Based on our reading of the data and discussions with Company officials of the business judgment and business planning factors relating to the change, we believe management's justification to be reasonable. Accordingly, in reliance on management's determination as regards elements of business judgment and business planning, we concur that the newly adopted accounting principle described above is preferable in the Company's circumstances to the method previously applied.

                                          Coopers & Lybrand L.L.P.

Fort Wayne, Indiana